Exhibit 10(g)

SENIOR EXECUTIVE YEARLY INCENTIVE COMPENSATION PLAN

1.	PURPOSE

The Plan was approved by the Company’s stockholders in 1997, 2002, 2006, 2011 and 2016. The purpose of the Plan is to promote the success of the Company and the creation of shareholder value by

(a)encouraging senior executives to focus maximum effort on achieving high-quality performance objectives, Company profitability, and continued Company growth, and (b) encouraging the attraction and retention of senior executives with exceptional qualifications.

2.	ELIGIBILITY

The Company’s chief executive officer and such other senior executives as are designated by the Committee shall be eligible to participate in the Plan.

3.	ADMINISTRATION

The Plan shall be administered by the Committee.  The Committee shall have the authority to interpret the Plan and make all other decisions relating to the administration of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to administer the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

4.	AWARD DETERMINATION

Incentive awards paid under the Plan will be based solely on the attainment of specified performance goals established by the Committee during the first 90 days of the Plan Year; provided, however, that the Committee may establish or amend goals after the first 90 days for new hires or to reflect significant changes in a participant’s responsibilities. Performance goals will be based on objective criteria specifically defined by the Committee on a Company, business unit or peer group comparison basis, which may include or exclude specified items of an unusual or non-recurring nature and are based on one or more of the following: net income, return on assets, return on net assets, return on sales, return on capital, return on equity, return on revenue, sales growth, market share, cash flow, cost reduction, total shareholder return, economic value added, cash flow return on investment and cash value added. The Committee may also establish performance goals based on subjective and/or objective criteria relating to leadership or strategic objectives at the Company or business unit level, which may include or exclude specified items of an unusual or non-recurring nature. Performance goals may include a minimum, maximum and target level of performance with the size of individual awards, if any, based on the level attained. Actual goal attainment will be certified in writing by the Committee before payout.

The Committee, in its sole discretion, may reduce or eliminate any award otherwise earned based on an assessment of individual performance, but in no event may any such reduction result in an increase of the award payable to any other participant. The Committee shall determine the amount of any such reduction by taking into account such factors as it deems relevant including, without limitation: (a) performance against other financial or strategic objectives; (b) its subjective assessment of the executive’s overall performance for the year; and (c) prevailing levels of total compensation among similar companies.

The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000.

5.	CHANGE IN CONTROL

If a Change of Control occurs, each participant will be entitled to the maximum prorated award based on the number of full or partial months completed prior to the Change in Control during the Plan Year in which the Change in Control occurs.

6.	TERMINATION OF EMPLOYMENT

Participants who retire, resign or are terminated before the end of the Plan Year are not eligible for an award for the Plan Year. In the event of death or disability, payout will be prorated based on actual goal achievement and salary received for the portion of the year worked.

7.	EMPLOYMENT RIGHTS

Neither the Plan, nor the payment of an award, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company or a Subsidiary will employ any individual for any period of time, in any position or at any particular rate of compensation.

8.	EFFECT OF MATERIAL RESTATEMENTS

The Board, in its sole discretion may recover all or part of an award under the Plan if it determines that all of the following have occurred:

(i)	any award under the Plan has been received by a Section 16 Officer or former Section 16 Officer of the Company;
(ii)	the Section 16 Officer engaged in fraud that caused or substantially contributed to material restatement of the Company’s financial statements; and

(iii)	the award was based in whole or in part based on financial results that were subsequently subject to the material restatement.

9.	AMENDMENT OR TERMINATION OF THE PLAN

The Board may alter, amend or terminate the Plan at any time. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No awards shall be granted under the Plan after the termination thereof.

10.	EFFECTIVE DATE

The Plan shall be effective as of January 1, 2020.

11.	DEFINITIONS

(a)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(b)	“Change in Control” for purposes of this Plan has the meaning proscribed in the Long Term Incentive Plan.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Company” means PACCAR Inc, a Delaware corporation.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)	“Long Term Incentive Plan” means the PACCAR Inc Long Term Incentive Plan first adopted by the Board on February 11, 1991 and amended from time-to-time thereafter.

(g)	“Plan” means this amended and restated PACCAR Inc Senior Executive Yearly Incentive Compensation Plan, as it may be amended from time to time.

(h)	“Plan Year” means a calendar year.

(i)	“Section 16 Officer” means an executive officer as defined in section 16 of the Exchange Act.

(j)	“Subsidiary” means an entity in which the Company directly or indirectly owns a majority of all classes of outstanding equity.